Exhibit 99.2

P.O. Box 25099 — Richmond, VA 23260 — Phone: (804) 359-9311 — Fax: (804) 254-3584

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE: 4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Reports Improved Six Month Results

Richmond, VA, November 5, 2009 / PRNEWSWIRE

HIGHLIGHTS

Six Months

Diluted earnings per share increased to $3.23 versus $2.02 last year.

Revenues flat as pricing and mix offset effect of shipment delays.

Operating income up 33%, to $146 million on lower currency costs and better product mix.

Quarter

Diluted earnings per share increased to $1.77 versus $1.38 last year.

Revenues down 18% to $648 million on lower volumes due to shipment timing.

Operating income up 7%, to $76 million on lower currency costs.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the first six months of fiscal year 2010, which ended on September 30, 2009, was $96.3 million, or $3.23 per diluted share. Results were above last year’s net income of $62.9 million, or $2.02 per diluted share, mostly because of a $17 million decline in currency-related costs, better margins, and a favorable tax rate related to the reversal of provisions for uncertain tax positions due to expiration of the time period during which those positions could be challenged by the tax authorities. Revenues for the six months of about $1.3 billon were flat, as lower volumes due to later shipments and reduced old crop tobacco sales were offset by a better mix of business and higher prices in some areas.

For the second quarter of fiscal year 2010, net income was $52.5 million, or $1.77 per diluted share, compared to last year’s net income of $41.8 million, or $1.38 per diluted share. The increase was primarily due to a $25 million decline in currency-related costs and the tax provision reversal. Revenues for the quarter of about $648 million were down significantly, as some shipments were either accelerated into the first quarter or delayed until later in the year.

Mr. Freeman stated, “We are very pleased with our performance so far this year. All of our operations continue to perform well, benefitting from continued cost controls and global coordination. Earlier shipments of Brazilian and European tobacco boosted results in our first fiscal quarter, so we expected lower volumes this period. In addition, some African shipments will be later this year than last. Our costs were lower this quarter, especially those related to currency movement, and that factor has offset the effect of reduced shipments.

Universal Corporation

“We do not foresee an oversupply of flue-cured tobacco in the coming year. In fact, rains in Brazil during the season could reduce the crop there. Although African burley crops were very large this year, they were smaller than we anticipated, and it appears that the supply has been absorbed by the market. We would not expect to see any significant increase in worldwide dealer inventories for flue-cured and burley tobacco. However, looking at the current worldwide situation, the U.S. dollar has weakened in recent weeks, which could increase costs as we enter the next purchasing season.

“As we look ahead in the intermediate term, we will maintain our relationship with Japan Tobacco Inc. (“JTI”), one of our largest customers, as they work on their previously announced steps to enhance direct leaf procurement capabilities in some origins by acquiring and entering joint ventures with smaller leaf merchants. They have made certain announcements in recent weeks regarding their progress toward that goal, and we believe that it is likely that our U.S. flue-cured and burley volumes for JTI as well as our Malawi burley volumes for them will be reduced or eliminated over time, although we expect these actions will have no effect on volumes this fiscal year. We remain focused on measuring the business impact of these volume reductions and believe that we will continue to sell them significant volumes of processed tobacco outside these two countries.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

First Six Months

Operating income for the flue-cured and burley tobacco operations, which comprise the North America and Other Regions segments, increased by more than 30% to $134 million for the first half of this fiscal year, largely on the strength of lower currency-related costs and better margins. Revenues were flat, primarily because a better mix of business and higher prices in some areas offset the effect of lower volumes from shipment delays and lower old crop shipments. In North America, operating income increased by nearly $5 million due to higher prices and improved experience with farmer advances in some areas, although revenues declined on lower sales of old crop leaf and lower Canadian volumes. Earnings for the Other Regions segment were up by 28%, primarily due to lower currency-related costs in Brazil. Volumes improved in Asia and South America, although shipment delays in some areas limited that improvement. African shipments were substantially lower this year because the current crop will be shipped later and first quarter shipments of old crop were reduced. Earnings in Africa improved because of a better product mix and additional processing income. In Europe, lower margins and a weaker local currency reduced reported results. Revenues for Other Regions were nearly flat for the six months as lower volumes, especially in Africa, were offset by improved mix.

Second Quarter

In the second quarter of fiscal year 2010, operating income for flue-cured and burley operations increased by 5% to $69 million, compared to the same period last year. Revenues for the group at $597 million were markedly lower as improvements in product mix overall did not offset the impact of lower volumes, primarily related to late shipments in Africa and accelerated shipments from Brazil and Europe in the first quarter of fiscal year 2010. Operating income for the North America segment increased by $4 million, largely reflecting some pricing improvements and lower costs, which more than offset the effects of lower volumes shipped. Revenues for North America were down on lower volumes. Results for the Other Regions segment were flat on lower volumes, as operating margins improved mostly because of lower currency losses this year. Although average sales prices in the Other Regions segment were slightly higher in the quarter, that increase was not sufficient to offset the effect on segment revenues of lower shipments from Africa.

Universal Corporation

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment performed well during the first six months of fiscal year 2010. The dark tobacco group saw an improved mix of business that more than offset slightly lower volumes and costs of rationalizing their U.S. operations. Despite an improvement in product mix that benefited current year results, the oriental tobacco joint venture earnings were flat due to the absence of currency gains in the first half of this year. For the second quarter of fiscal year 2010, the segment was flat. Improvement in the dark tobacco business volumes and margin were offset by lower results from the oriental tobacco group where currency gains last year were not repeated. Revenues for the segment were higher in both the quarter and the six months ended September 30, 2009, on higher volumes in the quarter and flat volumes for the six months. Dark tobacco revenues, which are normally the predominant factor in this segment’s revenues, were higher in the quarter due to higher prices caused by increased leaf costs during last year’s purchasing season and a more favorable product mix. Revenues for dark tobacco were flat for the six months.

OTHER ITEMS:

Cost of sales decreased by 21% to about $500 million in the quarter ended September 30, 2009, on the lower volumes shipped, and lower costs, as the U.S. dollar had strengthened against the currencies of many origins during the leaf purchasing season. Selling, general, and administrative costs decreased by 15%, reflecting lower currency remeasurement losses this year. For the six months, the pattern was similar with somewhat lower volumes combining with lower costs to reduce cost of sales by about 5% and selling, general, and administrative expenses falling by 5% in response to lower currency remeasurement losses. Interest expense was about $3 million lower than that of fiscal year 2009 in the quarter and the six months because of lower average borrowing combined with lower average interest rates. The effective income tax rate at 30% for the six months is lower than that of last year because of the reversal of some taxes provided on uncertain tax positions due to expiration of the time period during which those positions could be challenged by the tax authorities. Absent that reversal, the rate would be lower than the U.S. statutory income tax rate due to the relative size of earnings in regions with lower statutory tax rates.

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2009.

At 5:00 p.m. (Eastern Time) on November 5, 2009, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available until November 26, 2009, by dialing (800) 642-1687. The confirmation number to access the replay is 39756293.

Headquartered in Richmond, Virginia, Universal Corporation is the world’s leading tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2009, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$647,918	$785,590	$1,264,030	$1,291,877
Costs and expenses
Cost of goods sold	500,575	630,447	977,323	1,033,700
Selling, general and administrative expenses	71,478	83,948	141,070	148,795

Operating income	75,865	71,195	145,637	109,382
Equity in pretax earnings of unconsolidated affiliates	5,605	7,583	9,246	7,533
Interest income	231	417	796	1,367
Interest expense	6,694	10,113	14,849	17,779

Income before income taxes and other items	75,007	69,082	140,830	100,503
Income taxes	20,335	23,115	42,354	33,396

Net income	54,672	45,967	98,476	67,107
Less: net income attributable to noncontrolling interests in subsidiaries	(2,157)	(4,185)	(2,216)	(4,214)

Net income attributable to Universal Corporation	52,515	41,782	96,260	62,893

Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)

Earnings available to Universal Corporation common shareholders	$48,802	$38,069	$88,835	$55,468

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.97	$1.50	$3.57	$2.12

Diluted	$1.77	$1.38	$3.23	$2.02

See accompanying notes.

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2009	September 30, 2008	March 31, 2009
	(Unaudited)	(Unaudited)
ASSETS

Current
Cash and cash equivalents	$61,991	$40,765	$212,626
Short-term investments	—	15,950	—
Accounts receivable, net	293,985	284,107	263,383
Advances to suppliers, net	89,169	169,342	214,282
Accounts receivable - unconsolidated affiliates	39,199	34,403	20,371
Inventories - at lower of cost or market:
Tobacco	919,842	778,053	586,136
Other	66,039	80,095	60,712
Prepaid income taxes	23,544	10,058	13,181
Deferred income taxes	48,503	32,979	68,264
Other current assets	74,236	90,503	64,964

Total current assets	1,616,508	1,536,255	1,503,919

Property, plant and equipment
Land	16,188	16,133	15,773
Buildings	259,596	255,875	251,875
Machinery and equipment	523,380	504,568	492,214

	799,164	776,576	759,862
Less accumulated depreciation	(476,256)	(450,946)	(447,575)

	322,908	325,630	312,287

Other assets
Goodwill and other intangibles	106,036	106,267	106,097
Investments in unconsolidated affiliates	120,608	108,137	103,987
Deferred income taxes	15,080	33,512	17,376
Other noncurrent assets	115,342	96,767	94,510

	357,066	344,683	321,970

Total assets	$2,296,482	$2,206,568	$2,138,176

See accompanying notes.

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2009	September 30, 2008	March 31, 2009
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Notes payable and overdrafts	$301,376	$260,511	$168,608
Accounts payable and accrued expenses	214,729	205,166	236,837
Accounts payable - unconsolidated affiliates	6,988	320	19,191
Customer advances and deposits	70,089	60,326	14,162
Accrued compensation	22,581	17,632	24,710
Income taxes payable	11,574	9,891	6,867
Current portion of long-term obligations	—	79,500	79,500

Total current liabilities	627,337	633,346	549,875

Long-term obligations	331,905	321,617	331,808

Pensions and other postretirement benefits	86,888	91,562	91,248

Other long-term liabilities	73,845	88,296	79,159

Deferred income taxes	55,035	35,335	52,842

Total liabilities	1,175,010	1,170,156	1,104,932

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at September 30, 2008, and March 31, 2009)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 24,715,901 shares issued and outstanding (25,026,040 at September 30, 2008, and 24,999,127 at March 31, 2009)	195,227	193,643	194,037
Retained earnings	743,922	653,402	686,960
Accumulated other comprehensive loss	(36,745)	(30,944)	(64,547)

Total Universal Corporation shareholders’ equity	1,115,427	1,029,124	1,029,473

Noncontrolling interests in subsidiaries	6,045	7,288	3,771

Total shareholders’ equity	1,121,472	1,036,412	1,033,244

Total liabilities and shareholders’ equity	$2,296,482	$2,206,568	$2,138,176

See accompanying notes.

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Six Months Ended September 30,
	2009	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$98,476	$67,107
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	20,524	20,451
Amortization	1,020	493
Provisions for losses on advances and guaranteed loans to suppliers	8,827	9,972
Remeasurement loss (gain), net	8,562	24,603
Other, net	8,562	10,006
Changes in operating assets and liabilities, net	(279,720)	(321,938)

Net cash used by operating activities	(133,749)	(189,306)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(26,429)	(21,748)
Purchases of short-term investments	—	(9,658)
Maturities and sales of short-term investments	—	52,740
Proceeds from sale of property, plant and equipment, and other	2,134	14,298

Net cash provided (used) by investing activities	(24,295)	35,632

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	125,997	144,884
Repayment of long-term obligations	(79,500)	—
Issuance of common stock	72	37
Repurchase of common stock	(10,947)	(105,689)
Dividends paid on convertible perpetual preferred stock	(7,425)	(7,425)
Dividends paid on common stock	(22,950)	(22,962)

Net cash provided by financing activities	5,247	8,845

Effect of exchange rate changes on cash	2,162	(476)

Net decrease in cash and cash equivalents	(150,635)	(145,305)
Cash and cash equivalents at beginning of year	212,626	186,070

Cash and cash equivalents at end of period	$61,991	$40,765

See accompanying notes.

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the world’s leading leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This press release should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

NOTE 2. ACCOUNTING PRONOUNCEMENTS

Effective April 1, 2009, Universal adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires that noncontrolling interests in subsidiaries that are included in a company’s consolidated financial statements, commonly referred to as “minority interests,” be reported as a component of shareholders’ equity in the balance sheet. It also requires that a company’s consolidated net income include the amounts attributable to both the company’s interest and the noncontrolling interest in the subsidiary, identified separately in the financial statements. The new guidance requires certain disclosures about noncontrolling interests in the consolidated financial statements. Adoption of SFAS 160 did not have a material impact on the Company’s financial statements.

NOTE 3. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At September 30, 2009, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $154 million ($176 million face amount including unpaid accrued interest, less $22 million recorded for the fair value of the guarantees). About 70% of these guarantees expire within one year, and all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make at September 30, 2009, was the face amount, $176 million including unpaid accrued interest ($163 million as of September 30, 2008, and $139 million at March 31, 2009). The fair value of the guarantees was a liability of approximately $22 million at September 30, 2009 ($28 million at September 30, 2008, and $35 million at March 31, 2009). In addition to these guarantees, the Company has other contingent liabilities totaling approximately $56 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union. Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

Universal Corporation

NOTE 4. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2009	2008	2009	2008

Basic Earnings Per Share

Numerator for basic earnings per share
Net income attributable to Universal Corporation	$52,515	$41,782	$96,260	$62,893
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)

Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	48,802	38,069	88,835	55,468

Denominator for basic earnings per share
Weighted average shares outstanding	24,801	25,404	24,892	26,146

Basic earnings per share	$1.97	$1.50	$3.57	$2.12

Diluted Earnings Per Share

Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$48,802	$38,069	$88,835	$55,468
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	3,713	7,425	7,425

Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	52,515	41,782	96,260	62,893

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,801	25,404	24,892	26,146
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,732	4,716	4,730	4,715
Employee share-based awards	162	229	147	224

Denominator for diluted earnings per share	29,695	30,349	29,769	31,085

Diluted earnings per share	$1.77	$1.38	$3.23	$2.02

For the three- and six-month periods ended September 30, 2009 and 2008, certain employee share-based awards were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive. These awards included stock appreciation rights and stock options totaling 725,201 shares at a weighted-average exercise price of $50.33 for the quarter and six months ended September 30, 2009, and 404,800 shares at a weighted-average exercise price of $58.96 for the quarter and six months ended September 30, 2008.

Universal Corporation

NOTE 5. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2009	2008	2009	2008

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$49,874	$54,866	$86,006	$103,293
Other regions (1)	547,177	686,276	1,068,349	1,087,761

Subtotal	597,051	741,142	1,154,355	1,191,054
Other tobacco operations (2)	50,867	44,448	109,675	100,823

Consolidated sales and other operating revenues	$647,918	$785,590	$1,264,030	$1,291,877

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$7,948	$3,750	$8,254	$3,324
Other regions (1)	61,477	62,453	125,386	97,638

Subtotal	69,425	66,203	133,640	100,962
Other tobacco operations (2)	12,045	12,575	21,243	15,953

Segment operating income	81,470	78,778	154,883	116,915

Less:
Equity in pretax earnings of unconsolidated affiliates (3)	5,605	7,583	9,246	7,533

Consolidated operating income	$75,865	$71,195	$145,637	$109,382

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)

Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but not included in consolidated operating income.